As filed with the Securities and Exchange Commission on November 21, 2019

Registration No. 333-219831

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT (REG. NO. 333-219831)

UNDER THE SECURITIES ACT OF 1933

MILACRON HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	80-0798640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10200 Alliance Road, Suite 200

Cincinnati, OH 45242

(812) 934-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas R. Farrell

Assistant Secretary

Milacron Holdings Corp.

One Batesville Boulevard

Batesville, Indiana 47006

(812) 934-7500

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Not applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the registration statement on Form S-3 (registration no. 333-219831) (the “Registration Statement”) of Milacron Holdings Corp., a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2017, registering an indeterminate aggregate amount and initial offering price of the Company’s common stock, par value $0.01 per share, as may from time to time be offered, at indeterminate prices.

The Company is filing this post-effective amendment to the Registration Statement to withdraw and remove from registration the unsold securities of the Company pursuant to the above-referenced Registration Statement.

On November 21, 2019, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 12, 2019 (the “Merger Agreement”), among the Company, Hillenbrand, Inc., an Indiana corporation (“Parent”), and Bengal Delaware Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, State of Indiana, on November 21, 2019.

MILACRON HOLDINGS CORP.

By:	/s/ Nicholas R. Farrell
Nicholas R. Farrell
Assistant Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement, in reliance upon Rule 478 under the Securities Act of 1933, as amended.